Exhibit (h)(15)

May 27, 2022

Exchange Traded Concepts, LLC
295 Madison Avenue, 26th Fl
New York, NY, 11201

12d1investments@exchangetradedconcepts.com

RE:	Notification Requirements Governing Investments in Fidelity ETFs

Ladies and Gentlemen:

Reference is hereby made to the Fund of Funds Investment Agreement by and among Exchange Listed Funds Trust, on behalf of itself and its respective series as identified on Schedule A thereto, severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and Fidelity Merrimack Street Trust, Fidelity Covington Trust, and Fidelity Commonwealth Trust, each on behalf of itself and its respective series identified on Schedule B thereto, severally and not jointly (each, an “Acquired Fund”), and executed contemporaneously herewith, as amended from time to time hereafter (the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Agreement.

In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Each Acquiring Fund will promptly notify an Acquired Fund in writing of any purchase or acquisition of shares of the Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities. An Acquiring Fund shall promptly notify an Acquired Fund where an Acquiring Fund and its Advisory Group (as defined by Rule 12d1- 4), individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting securities. At such time, and at any time thereafter, upon reasonable request of the Acquired Fund the Acquiring Fund will also transmit to the Acquired Fund a list of any company controlling, controlled by or under common control with its investment adviser that (i) is a company that would reasonably be expected to be in a position to provide services of a securities-related nature (that is, investment advisory, brokerage, distribution, transfer agency, administration, participant recordkeeping or shareholder services) to the requesting party, or (ii) to the actual knowledge of the investment adviser, currently has or is reasonably expected to begin having a material business relationship with the requesting party.

2.	The Acquiring Fund will notify the Fund of any changes to the list of the names as soon as reasonably practicable after a change occurs. If Fidelity Management & Research Company LLC or any of its affiliates actively trade with any of the Acquiring Funds’ affiliates, trading could be blocked until the Fund is notified that the holding percentage has fallen below 5%.

3.	The terms and conditions of the Agreement are incorporated herein by reference thereto. This letter agreement together with the Agreement represents the entire agreement and understanding of the parties hereto; provided however, that in the event of any inconsistency between the terms of this letter agreement and the Agreement, the terms of this letter agreement shall control.

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4.	This letter agreement shall be effective for the duration of the Acquiring and/or Acquired Funds’ reliance on the Rule and shall only be applicable to investments in Acquired Funds made in reliance on the Rule. This letter agreement shall terminate automatically upon the termination of the Agreement pursuant to Section 6(b) therein.

5.	This letter agreement may be amended only by a writing that is signed by each affected party.

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If you are in agreement with the foregoing, please countersign the enclosed copy of this letter and return it to the undersigned, whereupon this letter shall become a legally binding obligation of the parties in accordance with its terms effective as of the date first written above.

Exchange Listed Funds Trust, ON BEHALF OF ITSELF AND THE ACQUIRING FUNDS LISTED IN THE AGREEMENT, Severally and Not Jointly

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President

Fidelity Merrimack Street Trust, Fidelity Covington Trust, and Fidelity Commonwealth Trust, EACH ON BEHALF OF ITSELF AND THE ACQUIRED FUNDS LISTED IN THE
AGREEMENT, Severally and Not Jointly

By:	/s/ Stacie Smith
Name:	Stacie Smith
Title:	Authorized Signor

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